Exhibit 1.2

From: 14154847068 Page: 3/12 Date: 1/10/202

Filed in the Office of	Business Number E0272422013-7
Secretary of State State Of Nevada	Filing Number 20232874133
	Filed On 1/10/2023 10:33:00 AM
	Number of Pages 8

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: The Teardroppers, Inc Entity or Nevada Business Identification Number (NVID): E0272422013-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Class A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Attachment A
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Date: 01/08/2023 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

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Attachment A

to

CERTIFICATE OF DESIGNATION

1. Stated Capital. The amount to be represented in stated capital at all times for each share of Class A Preferred Stock shall be $.001.

2. Designation and Rank. The designation of such series of the Preferred Stock shall be the Class A Preferred Stock, par value $0.001 per share (the "Class A Preferred Stock"). The maximum number of shares of Class A Preferred Stock shall be 3,400,000. The Class A Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company ("Junior Stock"). with respect to the right to receive dividends, distributions or proceeds in a liquidation, dissolution or winding up of the Corporation. The Class A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

3. Dividends The dividend rate on Class A Preferred Shares shall be $.12 per share per annum. Dividends on Class A Preferred Shares shall be fully cumulative, accruing, without interest, from the date of original issuance of the Class through the date of redemption or conversion thereof, and may be distributed, or not distributed, at the discretion of the board of directors of the Company, in arrears on March 31, June 30, and September 30 of each year, commencing January 1, 2023, except that if such date is not a Business Day then to the extent so declared by the Board of Directors the dividend may be distributed on the first immediately succeeding Business Day (as used herein, the term "Business Day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Orange County, California) (each such date being hereinafter referred to as a "Dividend Payment Date"). Dividends on the Class A Preferred Shares, when distributed, shall be paid in cash; provided, however, the Corporation may pay such dividends, at the Corporation's option, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called "PIK Dividends") or (ii) in cash. PIK Dividends shall be paid by delivering to each record holder of Class A Preferred Shares a number of shares of Common Stock ("PIK Dividend Shares") determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Class A Preferred Shares owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the applicable PIK Dividend Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date, the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each Holder of Class A Preferred Shares stating that the Corporation wishes to do so (a "PIK Stock Dividend Notice"); in the event that the Corporation does not deliver a Common Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Each Holder shall promptly thereafter deliver to the Corporation instructions designating whether such Holder wishes to receive delivery of its Conversion Shares in physical certificates (and, if so, at what address) or through OTC, as long as no legend is required by the terms of the Exchange Agreement to be imprinted on such Shares (and, if so, the account number to be credited). If the Corporation wishes to deliver PIK Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends. A Common Stock Dividend Notice, once delivered by the Corporation, shall be irrevocable unless the Corporation ceases to satisfy all of the Stock Payment Conditions at any time after delivering such Common Stock Dividend Notice, in which case such notice shall be deemed revoked and the dividend to which such notice relates shall be payable in cash on the Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the Holders of record of Class A Preferred Shares as they appear on the stock register of the Corporation on the record date, not less than 10 nor more than 60 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of Class A Preferred Shares called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The Holders shall not be entitled to any dividends other than the dividends provided for in this Paragraph 3.

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3.4. Liquidation Participation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Class A Preferred Stock shall be entitled to participate in the distribution of the assets of the Corporation pursuant to Paragraph 2 above. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this of Article (V) shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or Class of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

5. Right to Action by Vote or Consent. The Class A Preferred Stock shall have no right to vote at any meeting of the shareholders of common stock.

6. Conversion The shares of Class A Preferred Stock shall be convertible into shares of Common Stock on the terms and conditions set forth in this Paragraph 6.

(a) Optional Conversion Right. At any time, the Corporation, shall be entitled, without any further consideration, to convert all or any part of the then-outstanding shares of Class A Preferred Stock into fully paid and non-assessable shares of Common Stock in accordance with Paragraph 6(b) below, at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any shares of Class A Preferred Stock. Except as specifically set forth herein, the optional conversion of any shares of Class A Preferred Stock shall immediately terminate any rights, including rights to payment of accrued dividends, attached to such shares of Class A Preferred Stock upon conversion.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any shares of Class A Preferred Stock pursuant to (g)(1) shall be at $0.25 per share (the "Conversion Shares").

(c) Insufficient Authorized Shares. If at any time the Corporation does not have a sufficient number of authorized and unreserved shares of common stock to be able to issue at least a number of Conversion Shares (appropriately adjusted for any stock split, stock dividend, reverse stock split, stock combination or other similar transaction) (an "Authorized Share Failure"), to the Class A Preferred Stock shareholders, then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to issue the Conversion Shares (appropriately adjusted for any stock split, stock dividend, reverse stock split, stock combination or other similar transaction) for the Class A Preferred Stock.

(d) Mechanics of Conversion. To convert the shares of Class A Preferred Stock into the Conversion Shares, the Corporation shall transmit to the Holders of the Class A Preferred Stock or their duly appointed Designee (the "Designee"), by facsimile (or otherwise deliver), for receipt at least five days prior to a date on which such shares of Class A Preferred Stock will be converted, a Notice of Conversion in the form attached hereto as Exhibit A (the "Conversion Notice") to the Holders. and (ii) the Holders shall surrender the certificate(s) representing and/or including such shares of Class A Preferred Stock on the same day on which the Conversion Notice is delivered to a nationally recognized overnight delivery service for delivery to the Corporation (or an indemnification undertaking with respect to such shares of Class A Preferred Stock in the case of its loss, theft, or destruction) (the date on which the conditions set forth in (i) and (ii) are satisfied being the "Conversion Date"). On or before the third Business Day following the Conversion Date, the Corporation shall transmit by facsimile (or otherwise deliver) an acknowledgment of confirmation of receipt of Class A Preferred Certificates from the Holder(s) of such shares and the Corporation's transfer agent. Subject to the timely receipt of the certificates or indemnification undertaking referred to in clause (ii) above, on or before the fifth Business Day following the Conversion Date, the Corporation shall issue and deliver a certificate, registered in the name of the Holder(s) or such Holders' designee, for the number of shares of Common Stock to which the Holder(s) shall be entitled.

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(e) Adjustments for Mergers or Reorganizations, etc. If at any time there shall occur any reclassification, reorganization, recapitalization, consolidation, sale of all or substantially all of the Corporation's assets, property, or business, or any merger involving the Corporation, in each case in which the common stock is converted into or exchanged for securities (including warrants or other subscription or purchase rights), cash or other property, or pursuant to which any such securities, cash, or other property is to be received by or distributed to the holders of common stock of the Corporation (each, a "Reorganization Event”), then, following any such Reorganization Event, the Conversion Rate shall be adjusted such that Holders of shares of Class A Preferred Stock shall be entitled to receive upon the conversion hereof the kind and amount of securities, cash, or other property which the Holders would have been entitled to receive if, immediately prior to such Reorganization Event, the Holder had held the number of shares of Common Stock as provided hereunder, giving application to all adjustments called for during such period hereunder. The Corporation shall not effect any Reorganization Event unless, prior to the consummation thereof the successor or surviving entity (if other than the Corporation) and, if an entity different from the successor or surviving entity, the entity whose stock, securities, assets, or other property the holders of common stock are entitled to receive as a result of such Reorganization Event, assumes by written instrument (i) the obligations to deliver such shares of stock, securities, assets, or other property as, in accordance with the foregoing provisions, the Holders of shares of the Class A Preferred Stock may be entitled to receive and (ii) the due and punctual observance and performance of the powers, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions applicable to the Class A Preferred Stock as set forth herein. The foregoing provisions shall similarly apply to successive Reorganization Events and to the stock or securities of any other corporation.

(f) Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time, the common stock issuable upon conversion hereof is changed into the same or a different number of shares of any class or classes of stock, the shares of Class A Preferred Stock will thereafter obtain the right to acquire such number and kind of securities as would have been issuable as a result of conversion of such shares and the Conversion Price therefor shall be appropriately adjusted, such adjustment to be determined by the Board in its sole and absolute discretion, all subject to further adjustment in this Paragraph 6(f).

(g) Certain Limitations. The Corporation will not enter into any agreements inconsistent with the rights of the Holders hereunder.

(h) Reservation of Common Stock. The Corporation shall, so long as any shares of Class A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Class A Preferred Stock then outstanding.

7. Legal Fees. In the event that any action is instituted by the Holders of the Class A Preferred Stock under these Designations to enforce or interpret any of the terms hereof, the Holders of the Class A Preferred Stock shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by the Class A Preferred Stock Holders with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Class A Preferred Stock Holders as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Corporation under this Paragraph 7 of these Designations or to enforce or interpret any of the terms of this Paragraph 7 of these Designations, shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Class A Preferred Stock Holders in defense of such action (including with respect to Class A Preferred Stock Holders' counterclaims and cross claims made in such action), unless as a part of such action the court determines that each of Class A Preferred Stock Holders material defenses to such action were made in bad faith or were frivolous.

8. Redemption.

(a) Optional Redemption. The Company, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Class A Preferred Stock at the time outstanding, upon notice given as provided in Paragraph 8(d) below, at a redemption price equal to 100% of the issue price plus any accrued and unpaid dividends, but excluding, the date fixed for redemption; provided, however, that if less than all of the outstanding Class A Preferred Stock is then being redeemed, the Liquidation Amount of the shares of Class A Preferred Stock being redeemed shall not be less than 25% of the aggregate Liquidation Amount for all shares of Class A Preferred Stock as of the Original Issue Date.

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(b) Redemption Date. The redemption price for any shares of Class A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or it’s agent.

(c) No Sinking Fund. The Class A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Class A Preferred Stock will have no right to require redemption or repurchase of any shares of Class A Preferred Stock.

(d) Notice of Redemption. Notice of every redemption of shares of Class A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Sub-paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Class A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Class A Preferred Stock. Notwithstanding the foregoing, if shares of Class A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Class A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Class A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(e) Partial Redemption. In case of any redemption of part of the shares of Class A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Class A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust.

9. Preemptive Rights. The Class A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10. Number of Shares of Class A Preferred Stock. The number of shares of Class A Preferred Stock shall initially be 3.4 million, which number may be increased or decreased by the Corporation. Shares of Class A Preferred Stock converted by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to Class.

IN WITNESS WHEREOF, The Teardroppers, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Chairman, Kevin P. O'Connell, this 15th day of December, 2022.

/s/ Kevin P. O'Connell

Kevin P.O'Connell, Chairman and President

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THE TEARDROPPERS, INC.

CONVERSION NOTICE

Reference is made to the shares of Class A Preferred Stock, par value $.001 (the"Class A Preferred Stock") issued lo the undersigned by The Teardroppers, Inc. (the “Company"). In accordance with and pursuant to the certificate of designation for the Class A Preferred Stock, the undersigned hereby elects to convert all of the shares of Class A Preferred Stock indicated below into shares of Common Stock, par value $0.001 per share (the"Common Stock"), of the Company, as of the date specified below.

Date of Conversion: ______________________________________________________________________________________

Number of shares of Class A Preferred Stock to be converted: ____________________________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________________________________________

Number of shares of Common Stock to be issued: _______________________________________________________________

Please issue the Common Stock into which the Class A Preferred Stock is being converted in the following name and to the following address:

Issue to: ______________________________________________________________________________________________

_____________________________________________________________________________________________________

____________________________________________________________________________________________________

Facsimile Number: _______________________________________________________________________________________

Authorization: __________________________________________________________________________________________

By: ___________________________________________________________________________________________

Title: __________________________________________________________________________________________

Dated: _________________________________

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Filed in the Office of	Business Number E0272422013-7
[signature]	Filing Number 20232885056
Secretary of State State Of Nevada	Filed On 1/13/2023 11:48:00 AM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: The Teardroppers, Inc Entity or Nevada Business Identification Number (NVID): E0272422013-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Class A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Section 6(b) of the Designations filed on January 10, is hereby amended by replacing Section 6 (b) with the following: (See Attachment A)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Date: 01/13/2023 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

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Filed in the Office of Secretary of State State Of Nevada Business Number E0272422013 - 7 Filing Number 20232885056 Filed On 1/13/2023 11:48:00 AM Number of Pages 2

ATTACHMENT A

6(b) Conversion Rate. Each share of Class A Preferred is convertible into one share of Common Stock.

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